                           STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement"), dated as of July 16, 1999, is entered into by and among NE HOLDCO CORP., a Delaware corporation (the "Purchaser"), Ileana Wachtel and Rodica Patrichi as trustees (the "Trustees") of the Mihai D. Patrichi Trust (the "Trust"), David Wachtel ("David Wachtel"), Ileana Wachtel ("Ileana Wachtel"), Radu Patrichi ("Radu Patrichi") and Rodica Patrichi ("Rodica Patrichi," collectively with the Trust, David Wachtel, Ileana Wachtel and Radu Patrichi, the "Sellers," and each individually, a "Seller") on the following terms and conditions:

                                R E C I T A L S
                                ---------------

          WHEREAS, as of the date hereof, there are 1,681,133 shares of issued and outstanding Common Stock, par value $0.25 per share (the "Common Stock"), of Networks Electronic Corporation, a California corporation (the "Company");

          WHEREAS, as of the date hereof, the Trust owns 790,383 shares of Common Stock;

          WHEREAS, as of the date hereof, David Wachtel and Ileana Wachtel own in the aggregate 82,277 shares of Common Stock;

          WHEREAS, as of the date hereof, Radu Patrichi owns 20,881 shares of Common Stock;

          WHEREAS, as of the date hereof, Rodica Patrichi owns 1,103 shares of Common Stock;

          WHEREAS, as of the date hereof, the Sellers own an aggregate of 894,644 shares of Common Stock, representing approximately 53% of the total outstanding shares of Common Stock (the "Shares");

          WHEREAS, the Purchaser desires to purchase the Shares from the Sellers and the Sellers desire to sell the Shares to the Purchaser, all on the terms and subject to the conditions contained herein; and

          WHEREAS, concurrently herewith, the Purchaser, NE MERGER CORP., a Delaware corporation ("Sub"), and the Company are entering into that certain Agreement and Plan of Merger (as the same may be amended from time to time in accordance with its terms, the "Merger Agreement"), providing for the merger of Sub into the Company (the "Merger"), which shall be the surviving corporation, pursuant to which each share of Common Stock which is issued and outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares held by the Company, the Purchaser or Sub, or any direct or indirect subsidiary of the Company, the Purchaser or Sub) shall be canceled and extinguished and be converted into and become a right to receive a cash payment equal to $7.50 per share (subject to adjustment), without interest (except that any Dissenting Shares (as defined in the Merger Agreement) shall be converted into and become a right to receive the payment provided for under the California General Corporation Law).

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows.

     1. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, the Sellers agree to sell and deliver the Shares to the Purchaser, free and clear of any mortgage, pledge, lien, security interest or other encumbrance (each, a "Lien") or Restriction created by or binding upon the Sellers or the Shares, and the Purchaser agrees to purchase and acquire the Shares from the Sellers. For purposes of this Agreement, "Restriction" means, when used with respect to any specified security, any stockholders or other trust agreement, option, warrant, escrow, proxy, buy-sell agreement, power of attorney or other contract, agreement or arrangement which (i) grants to any Person the right to sell or otherwise dispose of such specified security or any interest therein, or (ii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of, the ownership of such specified security. For purposes of this Agreement, "Person" means any individual, corporation, general or limited partnership, limited liability company, trust, joint venture, association or unincorporated entity of any kind.

     2. Purchase Price. The Shares shall be purchased by the Purchaser from the Sellers thereof for a purchase price (the "Purchase Price") equal to $7.50 per share.

     3. The Closing. The closing (the "Closing") of the purchase and sale of the Shares shall take place on the second business day following satisfaction or waiver of each and every one of the conditions set forth in Section 6 and 7 hereof, or such other date and time as the parties shall otherwise agree to, provided it shall be concurrent with the closing of the Merger. The date of the Closing is referred to herein as the "Closing Date." At the Closing, each Seller shall deliver to the Purchaser certificates representing the Shares against delivery by the Purchaser of payment of the Purchase Price therefore, allocated among the Sellers based on their respective percentage ownerships of the Shares, by wire transfer or by immediately available funds, to such accounts as the Sellers may specify.

     4. Representations and Warranties. Each Seller, severally with respect to itself and the Shares that it has agreed to sell pursuant to this Agreement, makes the following representations and warranties as of the date hereof. The representations and warranties contain exceptions set forth in a written disclosure letter (the "Sellers Disclosure Letter/") /delivered to the Purchaser concurrently with the execution hereof, which is numbered to correspond to the various Sections of this Agreement and which also sets forth certain other information called for by this Agreement.

          4.1.  Formation, Validity, Powers and Actions of Trusts. If a trust,
                -------------------------------------------------
(i) such Seller is a trust duly and validly formed and validly existing under the laws of the state of California, with adequate trust power and authority to own its properties and carry on its actions as currently conducted; (ii) Ileana Wachtel and Rodica Patrichi, as trustees of the Trust, have all requisite power and authority to enter into, execute and deliver this Agreement on behalf of the trust and to consummate on behalf of the Trust the transactions contemplated hereby.

          4.2.  Execution, Delivery, and Performance. This Agreement constitutes
                ------------------------------------
the valid and binding obligations of each Seller, including the Trust, and is enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          4.3.  No Consents. No consent, authorization, order or approval of, or
                -----------
filing or registration with, any governmental authority, commission, board or other regulatory body of the

United States or any state or political subdivision thereof (each, a "Governmental Entity"), is required to be made or obtained by the Sellers or the Company for or in connection with the sale by the Sellers of the Shares to the Purchaser as contemplated hereby.

          4.4.  Title. Each Seller has good and valid title to the Shares it is
                -----
selling pursuant to this Agreement, free and clear of any Liens or Restrictions and it has the full legal right, power and authority to sell, assign, transfer and deliver such Shares to the Purchaser and to make the representations, warranties, covenants and agreements made by such Seller herein; upon the delivery of and payment for such Shares as contemplated hereby the Purchaser will acquire good and valid title thereto, free and clear of all Liens or Restrictions created by or binding upon such Seller. The Shares, in the amounts set forth in the recitals to this Agreement, constitute all equity or debt securities issued by the Company held by the Sellers and together with the remaining 786,489 shares of Common Stock outstanding and no more than 7,323 stock options constitute all shares of issued and outstanding Common Stock, and none of the Sellers has any right, title or interest in or to any other equity or debt securities of the Company or any option or right to acquire such equity or debt securities.

          4.5.  No Conflicts. The execution, delivery and performance by the
                ------------
Sellers of this Agreement will not violate any other agreement to which any of the Sellers is a party, including, without limitation, any voting agreement, stockholders agreement or voting trust, or otherwise contravene, conflict with or result in a violation of, any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, regulation or statute, or give any individual, corporation, partnership, governmental authority or regulatory body or any other person the right to prevent the consummation of the sale of the Shares contemplated hereby.

          4.6.  No Broker. Except for Seidler & Companies which has been hired
                ---------
by the Company, the Sellers have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as follows:

          5.1.  Organization, Standing and Corporate Power of the Purchaser. The
                -----------------------------------------------------------
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with adequate corporate power and authority to own its properties and carry on its business as presently conducted. The Purchaser has the corporate power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          5.2.  Execution, Delivery and Performance by the Purchaser. The
                ----------------------------------------------------
execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser, and the Purchaser has taken all other actions required by law, its Certificate of Incorporation and its Bylaws in order to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligations of the Purchaser and is enforceable in accordance with its terms, except as enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally.

          5.3.  Consents. Other than the filing of a Form 4 and Schedule 13D
                --------
under the Exchange Act, no consent, authorization, order or approval of, or filing or registration with, any Governmental Entity is required to be made or obtained by the Purchaser for the purchase by the Purchaser of the Shares from the Sellers as contemplated by this Agreement.

          5.4.  No Conflicts. The execution, delivery and performance by the
                ------------
Purchaser of this Agreement will not violate any other agreement to which the Purchaser is a party, or otherwise contravene, conflict with or result in a violation of, any federal, state, local, municipal, foreign, international, multi-national or other administrative order, constitution, law, ordinance, regulation or statute, or give any individual, corporation, partnership, governmental authority or regulatory body or any other person the right to prevent the consummation of the sale of the Shares contemplated hereby.

          5.5.  Purchase For Investment. The Purchaser is acquiring the Shares
                -----------------------
for its own account, for investment purposes only, and not with a view to or for the resale or distribution thereof, in whole or in part. The Purchaser acknowledges and represents: (i) that it is aware that the Shares are not registered under the Securities Act and are subject to the restrictions thereof, including pursuant to Rule 144 promulgated thereunder; (ii) that no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of the Purchaser's investment in the Shares; (iii) that there are risks of loss associated with the Purchaser's purchase of the Shares; (iv) that the investment in the Shares is an illiquid investment and the Purchaser may bear the risk of its investment for an indefinite period of time; and (v) that it is a sophisticated investor, able to evaluate the risks and merits of its investment and to bear such financial risk.

          5.6.  No Broker. The Purchaser has not employed any investment banker,
                ---------
broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     6.   Conditions to Closing. The respective obligations of each of the
          ---------------------
parties to affect the sale of the Shares by Sellers to Purchaser and to take the other actions required to be taken by the parties at the Closing under this Agreement are subject to the satisfaction prior to the Closing of the following condition: the Trustees shall have obtained approval of the Superior Court of the State of California of the material terms of this Agreement after a noticed hearing.

     7. Deliveries and Actions At Closing. At the Closing, the following documents shall be delivered by both the Purchaser and the Sellers and the following events shall have occurred:

          7.1   By Purchaser:

                 a. Executed Agreement;

                 b. Purchase Price;

                 c. Executed Merger Agreement and the concurrent Closing (as defined in the Merger Agreement) of the Merger with the Closing;

          7.2  By Sellers:

               a. Executed Agreement;

               b. Stock Certificates evidencing the shares sold.

     8. Covenants of the Purchaser. The Purchaser hereby covenants and agrees as follows:

          Reasonable Efforts. Subject to the terms and conditions of this
          ------------------
Agreement and the Merger Agreement, the Purchaser agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. The Purchaser hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of its representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling it from performing its obligations under this Agreement.

     9. Covenants of the Sellers. The Sellers, jointly and severally, hereby covenant and agree as follows:

          9.1.  Additional Shares. The Sellers agree that, they will not
                -----------------
purchase additional shares of Common Stock of the Company whether in open market purchases, privately negotiated purchases or by the exercise or conversion of options or convertible securities held by them between the date of this Agreement and the Closing Date of the Merger. If ownership of any additional shares of Common Stock of the Company is acquired or transferred to any Seller, such Seller hereby agrees, prior to the Closing Date of the Merger, to promptly notify each other party to this Agreement of the number of additional shares of Common Stock of the Company acquired by it, if any, after the date hereof, and hereby agrees to sell any such additional shares of Common Stock of the Company acquired by it after the date hereof through the Closing Date to the Purchaser pursuant to the terms of this Agreement, with a provision for additional payment for such shares by the Purchaser to such Seller at the Purchase Price.

          9.2.  Reasonable Efforts. Subject to the terms and conditions of this
                ------------------
Agreement, the Sellers each agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions provided for by this Agreement and the Merger Agreement. The Sellers hereby agree, while this Agreement is in effect, and except as contemplated hereby, not to intentionally and knowingly take any action with the intention and knowledge that such action would make any of their representations or warranties contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling them from performing their obligations under this Agreement.

     10.   Post-Closing Covenants; Termination.

          Further Instruments, Termination. The Sellers and the Purchaser agree
          --------------------------------
to execute such further documents or instruments and to take such other actions as are necessary to transfer the Shares to the Purchaser and to otherwise carry out the transactions provided for by this Agreement. If the Closing Date shall not have occurred on or prior to September 30, 1999, other than as a result of a material breach of this Agreement by any party, hereto, any party may terminate this Agreement without liability. If the Closing Date shall not have occurred on or prior to such date as a result of material breach of any representation, warranty, covenant or obligation by the Sellers (or any of them), on the one hand, or the Purchaser on the other, the non-breaching party shall have the right to terminate this Agreement without liability.

     11.  Survival of Representations and Warranties; Indemnity.

     Only the representations and warranties of the Sellers contained in Section
4.4 hereto (with respect to title) shall survive the Closing and the consummation of the transactions contemplated hereby. No party hereto shall have any monetary or other liability or obligation to any other party hereto for breach of any of such first party's representations or warranties contained herein or in any certificate or other document delivered pursuant hereto, and the sole consequence of any such breach shall be limited to the failure to satisfy a condition to the Closing pursuant to Section 6 and 7 and the termination right provided in Section 10, in each case to the extent applicable according to such Section's express terms. With respect to a breach of its representations and warranties contained in Section 4.4 hereto, each Seller hereby covenants and agrees with the Purchaser that it shall indemnify the Purchaser and its directors, officers, shareholders and Affiliates, and each of their successors and assigns and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them arising out of any material breach of, or any material inaccuracy in, such representations and warranties; provided, however, that the liability of each
                                --------  -------
Seller to all such indemnified persons shall in no event exceed the proceeds received by such Seller for the sale of its Shares hereunder. For purposes of this Agreement, "Affiliate" means, when used with reference to a specified
                 ---------
Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, such specified Person and, in the case of an individual, such Person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law. For the purposes of this definition, "control" (including the terms controlled by and under common control with), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     12.  Miscellaneous.

          12.1.  Successors and Assigns. This Agreement shall be binding upon
                 ----------------------
and inure to the benefit of the parties hereto and their respective successors and assigns. Other than as set forth in the immediately succeeding sentence, no party may assign any of its rights, or delegate any of its duties or obligations, hereunder without the prior written consent of the other party, and any such purported assignment or delegation shall be void ab initio. Notwithstanding the foregoing, the Purchaser, its Affiliates, and its successors and assigns, may assign their rights and delegate their duties (i) to any successor entity resulting from any liquidation, merger, consolidation, reorganization, or transfer of all or substantially all of the assets or stock of the Purchaser, or (ii) to any Affiliate of the Purchaser; provided,
                                                             --------
that in either case, any such assignee shall expressly assume all of the obligations the Purchaser hereunder.

          12.2. Notices.  All notices, demands and or her communications
                -------
(collectively, "Notices") given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized "next day" delivery company such as Federal Express or United Parcel Service, by facsimile transmission, or otherwise actually delivered to the following addresses:

                 (a) If to the Purchaser:
                     -------------------

                     c/o GWB (USA), Inc.
                     Five Concourse Parkway, Suite 810
                     Atlanta, GA 30328
                     Attn: Derick C. Marsh
                     Fax: (770) 395-2975


                     with a copy to:
                     --------------

                     Gardner, Corton-Douglas
                     321 N. Clark Street, Suite 2900
                     Chicago, IL 60610
                     Attn: Joseph H. Greenberg
                     Fax: (312) 644-3381


                     If to the Sellers:
                     -----------------

                     c/o Networks Electronic Corporation
                     9750 De Soto Avenue
                     Chatsworth, California  91311
                     Fax: (818) 341-2779

                     with a copy to:
                     --------------

                     Troop Steuber Pasich Reddick & Tobey, LLP
                     2029 Century Park East
                     Los Angeles, California 90067
                     Attn: Murray Markiles, Esq.
                     Fax: 310-728-2233

Any Notice shall be deemed duly given when received by the addressee thereof. Any of the parties to this Agreement may from time to time change its address for receiving notices by giving written notice thereof in the manner set forth above.

          12.3. Amendment: Waiver.  No provision of this Agreement may be waived
                -----------------
unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision. This Agreement may be amended, supplemented or otherwise modified only by a written agreement executed by all of the parties to this Agreement.

          12.4.   Limitation on Liability.  The liability of the Sellers for any
                  -----------------------
breach by the Sellers of this Agreement shall be limited to the actual damages suffered by the Purchaser or any of its Affiliates under this Agreement and the Sellers shall not be liable for any consequential or other damages of the Purchaser or any of its Affiliates, including any damages arising in connection with the Merger Agreement.

          12.5.   Jurisdiction. The parties hereto irrevocably submit to the
                  ------------
non-exclusive jurisdiction of the state and federal courts located in California the purposes of any suit, action or other proceeding arising out of this Agreement (and agree not to commence any action, suit or proceeding relating hereto except in such courts). It is understood that a copy of such process serviced on such agent will be promptly forwarded by mail to it at its address set forth in Section 12.2 hereof, but the failure to receive such copy shall not affect in any way the service of such process. Each of the parties hereto further irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its said address, such service to become effective upon confirmed delivery. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts located in California, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such action, suit or proceeding brought in any such court that such action, suit or proceeding has been brought in an inconvenient forum.

          12.6.   Governing Law. This Agreement shall be governed by and
                  -------------
construed both as to validity and performance and enforced in accordance with the laws of the State of California without giving effect to the choice of law principles thereof.

          12.7.   Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          12.8.   Remedies Cumulative.  Each of the various rights, powers and
                  -------------------
remedies shall be deemed to be cumulative with, and in addition to, all the rights, powers and remedies which either party may have hereunder or under applicable law relating hereto or to the subject matter hereof, and the exercise or partial exercise of any such right, power or remedy shall constitute neither an exclusive election thereof nor a waiver of any other such right, power or remedy.

          12.9.   Headings. The section and subsection headings contained in
                  --------
this Agreement are included for convenience only and form no part of the agreement between the parties.

          12.10.  Severability. Whenever possible, each provision of this
                  ------------
Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          12.11.  Expenses. Each party shall pay its own costs, expenses,
                  --------
including without limitation, the fees and expenses of their respective counsel and financial advisors .

          12.12.  Entire Agreement.  This Agreement constitutes and embodies the
                  ----------------
entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein.

          12.13.  Publicity. Purchaser and Sellers agree that press releases and
                  ---------
other announcements with respect to the transactions contemplated hereby shall be subject to mutual agreement; provided, however, that either party may make such announcement as, in the opinion of its counsel, such party is required to make pursuant to applicable law, but in such event such party shall, to the extent practicable, give the other party reasonable prior notice and an opportunity to comment on the proposed announcement.

          12.14.  Specific Performance. Each of the parties hereto recognizes
                  --------------------
and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party or parties shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the posting of bond or other security, in addition to any other remedy to which it or they may be entitled, at law or in equity.

          12.15.  No Third Party Beneficiaries. This Agreement is not intended
                  ----------------------------
to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              SELLERS


                              By: /s/ David Wachtel
                                 ----------------------------
                                  David Wachtel


                              By: /s/ Ileana Wachtel
                                 ----------------------------
                                  Ileana Wachtel


                              By: /s/ Radu Patrichi
                                 ----------------------------
                                    Radu Patrichi


                              By: /s/ Rodica Patrichi
                                 ----------------------------
                                    Rodica Patrichi



                              MIHAI D. PATRICHI TRUST


                              By: /s/ Ileana Wachtel
                                 ----------------------------
                                  Ileana Wachtel, Trustee


                              By: /s/ Rodica Patrichi
                                 ----------------------------
                                  Rodica Patrichi, Trustee



                              PURCHASER



                              By: /s/ Derick C. Marsh
                                 ----------------------------
                              Its:    Vice President
                                 ----------------------------

                                   EXHIBITS
                                   --------

                                   EXHIBIT A

                          SELLER'S DISCLOSURE LETTER

The following are exceptions to the representations and warranties in paragraphs 4.2, 4.3, 4.4, and 4.5 of the Stock Purchase Agreement being delivered to purchaser simultaneously with this letter.

Rodica Patrichi and Ileana Wachtel, Trustees of the Mihai D. Patrichi Trust, pursuant to Court Order in L.A. Superior Court Case No. BP037966, filed a First Accounting for the period beginning November 1, 1994 and ending March 25, 1996 and a Revised First Accounting for the same period. Michael P.D. Patrichi, one of the beneficiaries of the Trust filed objections to each of those accountings. The case was then assigned to the Honorable Harvey A. Schneider, Judge of the Superior Court, for hearing on the objections. During the course of the trial on the objections, a plan was evolved to cause the stock owned by the Trust in Networks Electronic Corp. to be sold.

Pursuant to that plan Judge Schneider ordered, inter alia, that Networks Electronic Corp. should retain an investment banker, which it did, and that:

          "That before any shareholder vote on any transaction resulting from the Company's investment banking activities, or before committing to
                                                       -----------------------
          any transaction that:
          --------------------

          (i)    results in a disposition of the Trust's interest
                 ------------------------------------------------

          (ii) changes the identity of the entity that the Trust is invested in,

          (iii)  materially dilutes the Trust's interest in the Company,

          (iv)   or impairs the marketability of the Trust's shares,
                 --------------------------------------------------
          the Trustees shall obtain the approval of the Court of the material terms of any such transaction after a noticed hearing."

Since the transaction contemplated in the Stock Purchase Agreement would constitute a transaction that would meet the definition of subparagraph (i) and
(iv) set forth above, the enforceability of the Stock Purchase Agreement must necessarily be subject to the court approval described above.

                                       13